Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WHITEHAWK INCOME CORPORATION

Whitehawk Income Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

First: Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”) and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The class of Common Stock shall be divided into three series: 13,800,000 shares of Common Stock are designated as Class A Common Stock (“Class A Common Stock”), 36,000,000 shares of Common Stock are designated as Class I Common Stock (“Class I Common Stock”) and 200,000 shares of Common Stock are designated as Class T Common Stock (“Class T Common Stock”).

Second: The foregoing amendment was adopted in accordance with Sections 242 and 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

WHITEHAWK INCOME CORPORATION

By:	/s/ Jeffrey Slotterback
Jeffrey Slotterback
Chief Financial Officer

Date: May 5, 2026